EXHIBIT 99
NEWS RELEASE
FOR IMMEDIATE RELEASE / TUESDAY, JUNE 1, 2004
Contact: Chad Hyslop (208) 331-8400
chyslop@americanecology.com     www.americanecology.com
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                    AMERICAN ECOLOGY ANNOUNCES 5 YEAR RENEWAL
                  OF ARMY CORPS OF ENGINEERS DISPOSAL CONTRACT

     BOISE, Idaho - Stephen Romano, President and Chief Executive Officer of American Ecology Corporation [NASDAQ: ECOL], today announced that the U.S. Army Corps of Engineers has exercised its option to renew subsidiary US Ecology Idaho's contract to treat and dispose of low-activity radioactive and hazardous wastes through June 2009.

     "American Ecology is very pleased that the Corps of Engineers has renewed our Idaho facility's treatment and disposal contract," Romano said, adding "we hope to expand our services to the Corps and other federal agencies under this contract."

     The Corps originally contracted with Envirosafe Services of Idaho (ESOI) in 1999. American Ecology purchased ESOI in February 2001, and changed its name to US Ecology Idaho. The Grand View, Idaho facility has disposed of clean-up waste from thirteen sites under the contract, which is managed by the Corps' Formerly Utilized Sites Remedial Action Program (FUSRAP). Wastes generated by the Corps, the U.S. Air Force, the U.S. Environmental Protection Agency and the U.S. Department of Energy have been managed under the contract.

     "The Army Corps of Engineers FUSRAP program is a model for timely, cost-effective environmental clean-up," Romano stated, adding "the Corps has done a superb job since receiving FUSRAP program authority from Congress in 1997 and we are proud to serve on their team."

     American Ecology Corporation, through its subsidiaries, provides radioactive, PCB, hazardous and non-hazardous waste treatment and disposal services to commercial and government customers


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throughout the United States, such as nuclear power plants, steel mills, medical and academic institutions and petro-chemical facilities. Headquartered in Boise, Idaho, American Ecology is the oldest radioactive and hazardous waste services company in the nation. Its employees pride themselves on delivering innovative customer service second to none.

     This press release contains forward-looking statements that are based on our current expectations, beliefs, and assumptions about the industry and markets in which American Ecology Corporation and its subsidiaries operate. Actual results may differ materially from what is expressed herein and no assurance can be given that the company can expand or maintain its business under the Corps of Engineers contract, implement its growth strategy, generate future earnings, or prevail in pending litigation. For information on factors that could cause actual results to differ from expectations, please refer to American Ecology Corporation's Report on Form 10-K, and most recent Form 10-Q filed with the Securities and Exchange Commission.

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